Exhibit 12.1

Calculations of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
(Dollars in Thousands)

	For the nine months ended September 30,		For the years ended December 31,
	2017		2016		2015		2014		2013		2012
Including Interest on Deposits:
Earnings:
Income before income taxes	10,679		17,065		24,891		21,222		21,135		13,676
Add: Fixed charges (See below)	11,522		15,392		14,413		11,992		12,092		17,279
Earnings before income taxes and fixed charges	22,201		32,457		39,304		33,214		33,227		30,955
Fixed Charges:
Interest expense (including deposits)	11,056		14,789		13,831		11,571		11,705		16,885
Estimate of interest within rental expense (2)	466		603		582		421		387		394
Total fixed charges	11,522		15,392		14,413		11,992		12,092		17,279
Discount amortization (1)	—		—		—		—		—		—
Preferred stock dividends (1)	—		—		—		—		—		—
Total fixed charges and preferred stock dividends	11,522		15,392		14,413		11,992		12,092		17,279
Ratio of Earnings to Fixed Charges	1.93	x	2.11	x	2.73	x	2.77	x	2.75	x	1.79	x
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	1.93	x	2.11	x	2.73	x	2.77	x	2.75	x	1.79	x

Excluding Interest on Deposits:
Earnings:
Income before income taxes	10,679		17,065		24,891		21,222		21,135		13,676
Add: Fixed charges (See below)	3,483		3,676		3,536		2,522		2,353		4,253
Earnings before income taxes and fixed charges	14,162		20,741		28,427		23,744		23,488		17,929
Fixed Charges:
Interest expense (excluding deposits)	3,017		3,073		2,954		2,101		1,966		3,859
Estimate of interest within rental expense (2)	466		603		582		421		387		394
Total fixed charges	3,483		3,676		3,536		2,522		2,353		4,253
Discount amortization (1)	—		—		—		—		—		—
Preferred stock dividends (1)	—		—		—		—		—		—
Total fixed charges and preferred stock dividends	3,483		3,676		3,536		2,522		2,353		4,253
Ratio of Earnings to Fixed Charges	4.07	x	5.64	x	8.04	x	9.41	x	9.98	x	4.22	x
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	4.07	x	5.64	x	8.04	x	9.41	x	9.98	x	4.22	x

(1) – No shares of preferred stock were outstanding during the periods reported, nor were any preferred stock dividends paid during these periods.
(2) – The portion of rental expense shown as representative of the interest factor is one-third of rental expense.